EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC. REPORTS FIRST QUARTER NET INCOME OF
$1.23 PER DILUTED SHARE, INCLUDING A EUROPEAN RESTRUCTURING
CHARGE OF $0.09 PER SHARE, ON SALES OF $1.52 BILLION
GLENVIEW, IL, April 26, 2011 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended April 1, 2011.
•	Sales increased 19 percent from the prior year period to $1.52 billion.

•	Operating income increased 46 percent year-on-year, inclusive of a current quarter European restructuring charge of $5.3 million. Excluding this charge operating income increased 55 percent.

•	Net income increased by $38.4 million year-on-year, inclusive of a current quarter after-tax European restructuring charge of $3.3 million and a prior year after-tax loss on early debt retirement of $18.9 million. Excluding these two items, net income increased $22.8 million or 92 percent.
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended
	April 1,	April 2,	Percent
(n.m. — not meaningful)	2011	2010	Change
Net Sales	$1,517.5	$1,272.6	19%
Operating Income	$83.1	$57.0	46%
Net Income	$44.3	$5.9	n.m.
Diluted Earnings Per Share	$1.23	$0.16	n.m.
Diluted Weighted Shares	36.1	35.8	1%
First Quarter Highlights
•	Sales of $1.52 billion increased 19 percent compared to sales of $1.27 billion in the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:
—	$29.5 million of sales from a fourth quarter 2010 acquisition

—	$25.2 million of favorable copper price effects

—	$20.0 million of favorable foreign exchange effects

Exclusive of the effects of the above items, sales increased by 13 percent organically.
•	First quarter operating income of $83.1 million improved by 46 percent compared to $57.0 million in the year ago quarter. The current quarter operating profit included a $5.3 million restructuring charge associated with a European cost structure rationalization. The charge is primarily associated with costs related to the decision to exit certain facilities, including employee severance costs. Excluding this charge, operating income improved from $57.0 million in 2010 to $88.4 million in 2011, an increase of 55 percent.

•	Operating margin in the current quarter was 5.5 percent compared to 4.5 percent in the year ago quarter. Excluding the restructuring charge outlined above, operating margin in the first quarter of 2011 was 5.8 percent versus 4.5 percent in the year ago quarter. The strong operating margin improvement was driven by both a higher gross margin due to the favorable sales mix and better operating leverage on higher sales.

•	Interest expense in the current quarter of $12.8 million was 18 percent lower than the $15.6 million in the year ago quarter. The reduction in interest expense was primarily driven by a significantly lower average cost of debt, partially offset by an increase in total debt levels compared to the prior year quarter.

•	Other income in the current quarter of $0.6 million compares to an expense of $31.6 million in the year ago quarter. First quarter 2010 included a pre-tax loss of $30.5 million associated with the early retirement of $121.9 million of 10% Senior Notes. This resulted in an $18.9 million after-tax charge or $0.53 per diluted share in the year ago quarter.

•	The tax rate in the current quarter was 37.5 percent versus 40.0 percent in the year ago quarter. This lower rate was primarily due to higher earnings from international operations and various foreign tax effects.

•	Net income of $44.3 million, or $1.23 per diluted share, compares to $5.9 million, or $0.16 per share, reported in the year ago quarter. The year-on-year comparisons were impacted by the restructuring charge in the current quarter and the loss on retirement of debt in the prior year quarter. Excluding those items, current quarter net income would have been $47.6 million, or $1.32 per diluted share as compared to $24.8 million, or $0.69 per diluted share in the year ago quarter, an increase of 92 percent.

•	Cash flow used in operations was $5.5 million as compared to $74.7 million generated from operations in the year ago quarter. The decline was due to an increase in working capital requirements in the current quarter to support the 19 percent increase in sales.
First Quarter Sales Trends
Commenting on first quarter sales trends, Robert Eck, President and CEO, stated, “The stronger-than-expected pace of this recovery not only fueled higher sales growth than we anticipated, but it also was strong enough to overcome the historical patterns that typically produce relatively flat sequential sales from the fourth quarter to the first quarter. In addition to the better-than-expected year-on-year sales increase of 19 percent, we also experienced a nearly six percent sequential increase in sales, which included $29.5 million of sales from our December 2010 acquisition of Clark Security Products. Consistent with the trends we have experienced in the last few quarters, higher copper prices added approximately $25.2 million or approximately two percent of revenues in the first quarter compared to the prior year quarter. The continued strengthening of foreign currencies also accounted for an additional $20.0 million or approximately two percent of revenues.”
“We are very pleased with the well-balanced sales performance across all reporting segments with North America, Europe and Emerging Markets all delivering excellent year-on-year sales increases ranging between 15 and 27 percent,” continued Eck. “Sales growth by end market was also robust, with the biggest improvement coming from the Electrical Wire & Cable end market.

In that end market, new project bookings continue to be strong while the benefit of the project activity booked over the past couple of quarters helped produce first quarter billings that were up 31 percent year-on-year. The OEM Supply end market increased by 21 percent during the first quarter while the Enterprise Cabling and Security end market grew by 12 percent, with approximately one-third of that growth coming from the Clark acquisition.”
First Quarter Operating Results
“Strong momentum in year-on-year operating profit growth was driven by the fifth sequential quarter of sales growth coupled with a favorable mix and prudent gross margin management,” commented Eck. “Specifically, first quarter operating margin reached its highest level since 2008. Excluding the previously mentioned European restructuring charge, a 40 basis point improvement in gross margin combined with a strong 90 basis point improvement in operating expense leverage due to higher sales, driving operating margin to 5.8 percent, its highest level in ten quarters. An improvement in overall sales mix by end market largely drove the higher gross margin while the increased volume drove improved fixed cost leverage. As expected, incremental operating profit of 13 percent on the increased year-on-year sales, excluding the restructuring charge, is indicative of our disciplined balance between investing for growth while delivering productivity in our cost structure.”
“First quarter operating expenses of $264.3 million, excluding the above-mentioned restructuring charge, represented 17.4 percent of sales compared to 18.3 percent in the prior year quarter,” continued Eck. “Excluding the impact of the Clark acquisition, exchange rates and the restructuring item, year-on-year operating expenses increased by only $19.6 million or 8 percent, on a 13 percent organic increase in sales, demonstrating the leverage in our operating structure. Expense increases were primarily volume related.”
Company-wide operating margin improved to 5.5 percent from 4.5 percent in the year ago quarter. However, excluding the restructuring charge the current quarter, operating margin improved by 130 basis points to 5.8 percent in the current quarter. Sequentially, operating margin improved by 10 basis points, excluding the restructuring charge in the current quarter and the unfavorable arbitration award in the previous quarter. Both year-on-year and sequential improvements benefited from a stronger sales mix coupled with sales-driven operating leverage from the company’s cost structure.
North America operating margin improved from 5.7 percent in the year ago quarter to 7.1 percent in the current quarter. This 140 basis point improvement was driven by a richer sales mix and operating expense leverage on higher sales volumes, with a 70 basis point improvement in gross margin and a 70 basis point improvement in operating expenses as a percent of sales. This resulted in a 14.4 percent incremental operating profit on the increased year-on-year sales. Sequentially, operating profit margin was flat, excluding the arbitration award in the previous quarter.
Europe operating profit was break-even for the quarter, including the restructuring charge, compared to a profit of $0.5 million in the year ago quarter. Excluding the restructuring charge to rationalize the European cost structure, operating profit in the current quarter was $5.3 million, which was its highest level in ten quarters. The operating margin in the current quarter, excluding this charge, was 1.8 percent compared to 0.2 percent in the year ago quarter. This improvement in operating margin was driven by the 40 basis point improvement in gross margin year-on-year combined with the 120 basis point improvement in operating expense as a percent of sales.

Excluding the restructuring charge in the current quarter, operating profit margin improved by 180 basis points on a sequential basis.
Emerging Markets operating margin of 4.6 percent in the current quarter was flat year-on-year. Sequentially, operating margin declined from 6.4 percent to 4.6 percent. Consistent with prior years, this decline was primarily driven by the normal sales seasonality in this segment from the fourth quarter to the first quarter as well as continued investments in the Electrical Wire & Cable end market and the addition of new Emerging Markets locations.
Cash Flow and Leverage
“Due to the incremental working capital requirements to support 19 percent sales growth in the current quarter, net cash used in operations was $5.5 million,” commented Dennis Letham, Executive Vice President-Finance. “In the prior year quarter, cash flow generated from operations was $74.7 million, but that was in the context of flat sales and continuing working capital reductions. Going forward, we expect to see lower year-on-year cash flow generation as we continue to fund the working capital requirements of a growing business.”
“During the most recent quarter we retired $21.2 million in accreted value of our 3.25% zero coupon convertible notes,” said Letham. “We refinanced our revolving credit agreement in early April, increasing the size of the facility to $400 million with a new maturity date of April 2016. The financial leverage of 47.4 percent at the end of the current quarter is comfortably in our longstanding target range of 45 to 50 percent. Our strong balance sheet allows us the flexibility to further reduce the outstanding amount of the 3.25% zero coupon convertible notes utilizing available capacity in our bank revolving lines of credit while enabling us to pursue strategic acquisition opportunities when they arise.”
Key capital structure and credit-related statistics for the first quarter include:
•	Quarter-end debt-to-total capital ratio of 47.4 percent compared to 46.9 percent at the end of 2010

•	Invested cash of $65.4 million at the end of the current quarter, up from $46.0 million at the end of 2010

•	First quarter weighted average cost of borrowed capital of 5.2 percent compared to 7.4 percent in the year ago quarter

•	61 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$184.6 million of availability under bank revolving lines of credit at the end of the first quarter ($234.6 million after consideration of the recently completed refinancing of the revolving credit agreement)

•	$200.0 million of outstanding borrowings under the $200.0 million account receivable securitization facility at quarter end
Business Outlook
Eck commented, “The strong first quarter sales results position us very well to continue to leverage the improving economy with our enhanced competitive position. The moderately improving economic fundamentals seen globally over the past few quarters provide both opportunities and challenges for the balance of 2011. Assuming there are no major shocks to the macro economy within the U.S. or international markets, we believe that we should continue to drive growth at both the top and bottom line, albeit at somewhat lower year-on-year growth rates as we begin to experience more difficult growth comparisons starting with the second quarter. Nevertheless, we believe that a combination of improving economic conditions and our own strategic growth initiatives positions us well to achieve both strong sales growth and operating leverage in the coming year.”
“Overall, our strategic growth initiatives should continue to improve our market share positions across all end markets and geographic segments while maintaining or improving gross margin. Specifically, we expect our growth to be fueled by adding new products to our portfolio where appropriate; developing an end market presence in either Electrical Wire & Cable or OEM Supply in countries where our current presence is large but limited primarily to the Enterprise Cabling and Security Solutions end market; and selectively expanding our geographic presence in countries such as Brazil and China, where our current presence is largely confined to the capital or the principal business city. We are also excited about both the strong sales synergies and operating leverage opportunities that we are experiencing as we continue to integrate the Clark Security Products acquisition into our growing Enterprise Cabling and Security Solutions business, providing another business driver in the quarters ahead,” Eck concluded.
First Quarter Earnings Report
Anixter will broadcast a conference call discussing these results at 9:30 am central time on Tuesday, April 26, 2011. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1.0 billion in inventory, 3) 226 warehouses with approximately 7.0 million square feet of space, and 4) locations in 266 cities in 51 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	Three Months Ended
	April 1,	April 2,
(In millions, except per share amounts)	2011	2010
Net sales	$1,517.5	$1,272.6
Cost of goods sold	1,164.8	982.9

Gross profit	352.7	289.7
Operating expenses	269.6	232.7

Operating income	83.1	57.0
Interest expense	(12.8)	(15.6)
Net gain (loss) on retirement of debt	0.1	(30.5)
Other, net	0.5	(1.1)

Income before income taxes	70.9	9.8
Income tax expense	26.6	3.9

Net income	$44.3	$5.9

Net income per share:
Basic	$1.29	$0.17
Diluted	$1.23	$0.16

Average shares outstanding:
Basic	34.5	34.2
Diluted	36.1	35.8

Geographic Segments

Net sales:
North America	$1,069.7	$896.1
Europe	291.3	253.2
Asia Pacific and Latin America	156.5	123.3

	$1,517.5	$1,272.6

Operating income:
North America	$75.9	$50.9
Europe	—	0.5
Asia Pacific and Latin America	7.2	5.6

	$83.1	$57.0

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	April 1,	December 31,
(In millions)	2011	2010
Assets
Cash and cash equivalents	$107.6	$78.4
Accounts receivable, net	1,173.6	1,099.3
Inventories	1,083.9	1,002.7
Deferred income taxes	59.6	50.3
Other current assets	40.8	50.5

Total current assets	2,465.5	2,281.2

Property and equipment, net	86.4	84.6
Goodwill	375.3	374.3
Other assets	181.0	193.2

	$3,108.2	$2,933.3

Liabilities and Stockholders’ Equity

Accounts payable	$726.5	$648.7
Short-term debt	210.1	203.6
Accrued expenses	200.9	218.9

Total current liabilities	1,137.5	1,071.2

1.0% convertible senior notes	268.1	264.2
Revolving lines of credit and other	226.2	145.5
5.95% senior notes	200.0	200.0
10.0% senior notes	30.7	30.6
3.25% zero coupon convertible notes	27.7	48.5
Other liabilities	150.9	162.5

Total liabilities	2,041.1	1,922.5

Stockholders’ equity	1,067.1	1,010.8

	$3,108.2	$2,933.3

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange, copper pricing and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, copper pricing and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.

	First Quarter Sales Growth Trends
	First Quarter	Adjustments for:			First Quarter	First Quarter
	2011 Sales	Acquisition	Foreign Exchange	Copper	2011 Sales	2010 Sales	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$538.0	$(29.5)	$(3.7)	$—	$504.8	$481.6	4.8%
Wire & Cable	387.8	—	(7.2)	(21.3)	359.3	283.2	26.9%
OEM Supply	144.6	—	(0.2)	—	144.4	131.2	10.0%
Eliminations / Other	(0.7)	—	(0.1)	—	(0.8)	0.1	n/a

Total North America	$1,069.7	$(29.5)	$(11.2)	$(21.3)	$1,007.7	$896.1	12.4%

Europe
Enterprise Cabling and Security	$92.0	—	$(1.7)	$—	$90.3	$89.6	0.9%
Wire & Cable	74.3	—	(1.1)	(3.9)	69.3	71.0	-2.4%
OEM Supply	125.0	—	(1.1)	—	123.9	92.6	33.8%

Total Europe	$291.3	$—	$(3.9)	$(3.9)	$283.5	$253.2	12.0%

Emerging Markets	$156.5	$—	$(4.9)	$—	$151.6	$123.3	22.9%

Anixter International	$1,517.5	$(29.5)	$(20.0)	$(25.2)	$1,442.8	$1,272.6	13.4%